EXHIBIT 23.2

CONSENT OF COUNSEL

To the Board of Directors

Allied Bancshares, Inc.

I hereby consent to the filing of my opinion regarding validity of shares as an exhibit to the Registration Statement to which this consent is attached and further consent to the use of my name under the heading "Legal Matters" in the Registration Statement and the Prospectus which is a part thereof.

Very truly yours,

STEWART, MELVIN & FROST, LLP

By: s/T. Treadwell Syfan

Date: December 4, 2003

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